Exhibit 10.5

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Performance Award Grant Agreement

(Long-Term Incentive Compensation Program under the 2005 Stock Incentive Plan)

United States Steel Corporation, a Delaware Corporation, herein called the Corporation, grants to the undersigned employee of the employing company identified below (the “Grantee”) a Performance Award representing the right to receive a specified number of shares of the common stock of the Corporation (“Shares”) set forth below, which right, if payable, shall be paid in Shares:

Name of Grantee:	PARTICIPANT NAME

Name of Employing Company on Date Hereof:	(the company recognized by the Corporation as employing the Grantee on the date hereof)

Target Number of Shares
Subject to Award:	# SHARES

Maximum Number of Shares
Subject to Award:	(two times the Target Number of Shares Subject to Award)

Performance Period	The approximately three-year period identified by the Compensation Committee in writing at the time of Grant

Performance Goals	(see Exhibit A, attached)

Date of This Award:	GRANT DATE

By my acceptance, I agree that the above-listed Performance Award is granted under and governed by the terms and conditions of the Corporation’s 2005 Stock Incentive Plan, as amended and restated (the “Plan”), the Corporation’s Administrative Regulations for the Long-Term Incentive Compensation Program (the “Administrative Regulations”), and the Grant Terms and Conditions contained herein (the “Agreement”) including the special provisions for my country of residence, if any, attached hereto as Exhibit B, as well as such amendments to the Plan and/or the Administrative Regulations as the Compensation & Organization Committee, or its successor committee (the “Committee”), may adopt from time to time.

United States Steel Corporation		Accepted as of the above date: ACCEPTANCE DATE
By		By	PARTICIPANT ES
	Authorized Officer		Signature of Grantee

Terms and Conditions

1. Grant of Performance Award: The Performance Period for purposes of determining whether the Performance Goal has been met shall be the approximately three-year period determined in accordance with the Administrative Regulations by the Compensation Committee in writing at the time of Grant. The Performance Goal for purposes of determining whether, and the extent to which, the Performance Award will vest is set forth in Exhibit A to this Agreement. The Peer Group for purposes of determining whether the Performance Goal has been achieved is the Peer Group identified by the Compensation Committee in writing at the time of Grant. The Peer Group is subject to adjustment as described in the Administrative Regulations and as the Committee, in its discretion, may additionally set forth at the commencement of the Performance Period in accordance with Section 162(m) of the U.S. Internal Revenue Code. Exhibit A is incorporated by reference herein. Subject to the Administrative Regulations and the provisions of this Agreement, the Performance Award shall become payable, if vested, following the Committee’s determination and certification after the end of the Performance Period, as to whether and the extent to which the Performance Goal has been achieved; provided that the Committee retains no discretion to reduce or increase Performance Awards that become payable as a result of performance measured against the Performance Goals.

2. Payment of Award: If the Performance Award is payable, the Corporation shall cause a stock certificate to be issued in the Grantee’s name, for no cash consideration, for the number of shares of common stock of the Corporation determined by the Committee to be payable pursuant to paragraph 1 hereof. Payment shall be made following the end of the Performance Period, and in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends. In the event that any payment to a U.S. tax-payer with respect to a Performance Award is considered to be based upon separation from service, and not compensation the Grantee could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Grantee’s termination if the Grantee is a “specified employee” under Section 409A of the Code upon his separation from service.

3. Transferability: The Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Award and the right to receive Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Shares prior to the payment, if at all, of a stock certificate in the name of the Grantee shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.

4. Change of Control: Notwithstanding anything to the contrary stated herein, in the case of a Change of Control of the Corporation, (a) the Performance Period shall automatically end, (b) the actual performance for the abbreviated Performance Period shall be measured against the established Performance Goals, the performance criteria shall be deemed satisfied only to the extent the actual performance was achieved (the “Achieved Performance Award”), and the balance of the Performance Award, if any, shall be forfeited, and (c) the Achieved Performance Award shall remain subject to forfeiture until the third anniversary of the Grant of this Performance Award if the Grantee’s employment is terminated after the Change of Control but before the third anniversary of the date of Grant; provided, however, notwithstanding Section 5, (i) if the Grantee’s employment is terminated, other than for Cause or a voluntary termination other than, in the case of participants designated as executive management at the time of the Change of Control, for Good Reason, within 24 months following a Change of Control, then the Achieved Performance Award shall not be forfeited upon such termination; rather, the Achieved Performance Award shall vest immediately upon the termination, (ii) if the Grantee’s employment is terminated by reason of death or Disability, then the Achieved Performance Award shall not be forfeited upon such death or Disability; rather, the Achieved Performance Award shall vest immediately upon the Grantee’s death during employment or termination of employment by reason of Disability; and (iii) if the Grantee’s employment is terminated by reason of Retirement or Termination with Consent, then a prorated portion of the Achieved Performance Award will vest, based upon the number of complete months worked during the original Performance Period in relation to the number of whole months in the original Performance Period and the remainder shall be forfeited.

5. Termination of Employment: Unless otherwise determined by the Committee, (a) the Performance Award is forfeited if the Grantee’s employment is terminated with the employing company identified above or the Corporation, its Subsidiaries or affiliates (each an “Employing Company”) during the Performance Period due to Retirement, a Termination without Consent or Termination for Cause, (b) the Performance Award will vest if the Grantee’s employment is terminated during the Performance Period due to a Termination with Consent, and (c) a prorated value of the Performance Award will vest based upon the schedule contained within the Administrative Regulations in the event of a Grantee’s termination of employment during the Performance Period by reason of Death or Disability, in any case to be calculated and delivered following the end of the relevant Performance Period in accordance with paragraph 2 hereof, provided that the relevant Performance Goal for the Performance Period is achieved. The remaining value of the Performance Award is forfeited immediately upon the Grantee’s termination of employment without consideration or further action being required of the Corporation or the Employing Company. Any and all forfeitures shall be evidenced by written notice to the Grantee.

6. Vesting: Subject to Sections 4 and 5, the Grantee must continue as an active employee of an Employing Company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the Employing Company’s right to terminate the Grantee’s employment at any time, performing such duties consistent with his capabilities.

Except as provided in Section 5 of this Agreement, notwithstanding any other terms or conditions of the Plan, the Administrative Regulations or this Agreement to the contrary, in the event of the Grantee’s termination of employment (whether or not in breach of local labor laws), the Grantee’s rights under this Agreement will terminate effective as of the date that the Grantee is no longer actively employed by an Employing Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Performance Award.

7. Adjustments and Recoupment: The Target and Maximum number of Shares are subject to adjustment as provided in Section 8 of the Plan. The Grantee shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Grantee. Consistent with Section 8 of this Agreement, this grant shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan and/or the Administrative Regulations at the time of such grant; notwithstanding the foregoing, this grant shall be subject to all recoupment provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any recoupment policies or provisions not required by law, in whole or in part, to the extent necessary or advisable to comply with applicable local laws, as determined by the Committee.

8. Interpretation and Amendments: This Grant and the issuance, vesting and delivery of Shares are subject to, and shall be administered in accordance with, the provisions of the Plan and the Administrative Regulations, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Grantee, affect the rights of the Grantee under this Grant in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Performance Award shall not be considered as affecting the Grantee’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan or the Administrative Regulations. In the event of a conflict between the Plan and the Administrative Regulations, unless this Grant specifies otherwise, the Plan shall control.

RETENTION PERFORMANCE AWARD GRANT FORM – May 2012

9. Compliance with Laws: The obligations of the Corporation and the rights of the Grantee are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable laws. No Shares will be issued or delivered to the Grantee under the Plan unless and until there has been compliance with such applicable laws.

10. Acceptance of Grant: The Grant shall not be payable unless it is accepted by the Grantee and notice of such acceptance is received by the Stock Plan Officer.

11. Withholding Taxes: The Grantee acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Grantee acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Award, including the grant, vesting, or settlement of the Performance Award or the subsequent sale of Shares; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Performance Award or any aspect of the Grantee’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Grantee has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items of the Corporation and/or the Employing Company. In this regard, the Grantee shall pay any Tax-Related Items directly to the Corporation or the Employing Company in cash upon request. In addition, the Grantee authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon payment of the Performance Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Grantee’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon payment of the Performance Award. If the Corporation gives the Grantee the power to choose the withholding method, and the Grantee does not make a choice, then the Corporation will withhold in Shares as stated in alternative (3) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Grantee will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the Performance Award, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the Performance Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee shall pay to the Corporation or the Employing Company any amount of Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan. The Grantee understands that no Shares or proceeds from the sale of Shares shall be delivered to Grantee, notwithstanding the vesting of the Performance Award, unless and until the Grantee shall have satisfied any obligation for Tax-Related Items with respect thereto.

Notwithstanding anything in this Section 11 to the contrary, if the Performance Award is considered nonqualified deferred compensation, the fair market value of the shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.

12. Nature of the Grant: Nothing herein shall be construed as giving Grantee any right to be retained in the employ of an Employing Company or affect any right that the Employing Company may have to terminate the employment of such Grantee. Further, by accepting this Performance Award, the Grantee acknowledges that:

a)	the Plan and the Administrative Regulations are established voluntarily by the Corporation, they are discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by their terms;

b)	the grant of the Performance Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards, even if Performance Awards have been granted in the past;

c)	all decisions with respect to future Performance Award grants, if any, will be at the sole discretion of the Committee;

d)	the Grantee is voluntarily participating in the Plan;

e)	the Performance Award and the Shares subject to the Performance Award are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Grantee’s employment contract, if any;

f)	the Performance Award and the Shares subject to the Performance Award are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

g)	the Performance Award and the Shares subject to the Performance Award are not intended to replace any pension rights or compensation;

h)	the grant of the Performance Award will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

i)	the future value of the Shares underlying the Performance Award is unknown, indeterminable and cannot be predicted with certainty;

j)	no claim or entitlement to compensation or damages arises from forfeiture of the Performance Award resulting from termination of the Grantee’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws), and in consideration of the grant of the Performance Award to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k)	it is the Grantee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the Performance Award;

l)	the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the Shares underlying the Performance Award;

m)	the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

n)	unless otherwise provided in the Plan, Administrative Regulations or by the Corporation in its discretion, the Performance Award and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and

o)	the following provisions apply only if the Grantee is providing services outside the United States:

i)	the Performance Award and Shares underlying the Performance Award are not part of normal or expected compensation for any purpose; and

ii)	the Grantee acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Performance Award or of any amounts due to the Grantee pursuant to the settlement of the Performance Award or the subsequent sale of any Shares acquired upon settlement.

13. Data Privacy: The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Employing Company and the Corporation hold certain personal information about the Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Performance Awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Grantee’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon vesting of the Performance Award. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee further understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke consent, the Grantee’s employment status or service and career with the Employing Company will not be adversely affected. The Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Performance Award or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

14. Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

15. Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

16. Language: If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17. Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

18. Exhibit B. Notwithstanding any provisions in this Agreement, the Performance Award shall be subject to any special terms and conditions set forth in Exhibit B to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Grantee, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of this Agreement.

19. Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Performance Award and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

21. Waiver: The Grantee acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee.

RETENTION PERFORMANCE AWARD GRANT FORM – May 2012

[Exhibit A to the Performance Award grant form]

EXHIBIT A

Performance Goals* for Performance Period

			Threshold	Target	Maximum
Performance Goal	U. S. Steel TSR Performance Relative to Peer Group	< 25th Percentile	25th Percentile	50th Percentile	75th Percentile or Greater
Payment Levels	% of Target Shares Vested	0%	50%	100%	200%

•

The Performance Goal for this Performance Award grant shall be the Target percentile determined by the Committee comparing United States Steel Corporation’s Total Shareholder Return to the Total Shareholder Returns of the Peer Group companies. The payout shall be calculated in accordance with the Administrative Regulations (the “Administrative Regulations”) for the Long-Term Incentive Compensation Program under the 2005 Stock Incentive Plan, as amended and restated.

Notes:

•	Amounts for performance between the 25th and 50th and between the 50th and 75th percentiles will be interpolated.

•	Total Shareholder Return (TSR) is calculated in accordance with the Administrative Regulations.

•	Peer Group – As determined by the Compensation Committee at the time of grant.

RETENTION PERFORMANCE AWARD GRANT FORM – May 2012

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EXHIBIT B

Additional Terms and Conditions of the

United States Steel Corporation 2005 Stock Incentive Plan

Performance Award Grant Agreement

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern the Performance Award granted to the Grantee under the Plan if he or she resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than that in which the Grantee is currently working or transfers employment to another country after the Performance Award is granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan, the Administrative Regulations and/or the Agreement.

NOTIFICATIONS

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of April 2012. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Grantee not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Grantee vests in the Performance Award or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Corporation is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than that in which the Grantee is currently working or transfers employment to another country after the Performance Award is granted, the information contained herein may not be applicable.

CANADA

TERMS AND CONDITIONS

Performance Award Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of the Performance Award does not provide any right for the Grantee to receive a cash payment in settlement of the Performance Award and the Performance Award is payable in Shares only.

Securities Law Commitment on Sale of Shares. As a condition of the grant of the Performance Award and the issuance of any Shares upon vesting of the Performance Award, the Grantee undertakes to only sell, trade or otherwise dispose of any Shares issued to the Grantee under the Plan in accordance with applicable Canadian securities laws. Under current laws, this means that the Grantee will need to sell any Shares issued under the Plan using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Grantee will not be permitted to sell, trade or otherwise dispose of his or her Shares through the Company’s designated U.S. plan broker, Fidelity Investments, unless such sale, trade or disposal can be executed in accordance with applicable securities laws. As legal requirements may be subject to change, Grantees are encouraged to seek specific advice about their individual situation before taking any action with respect to Shares issued to them under the Plan.

By accepting this Performance Award, the Grantee expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Grantee understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.

SERBIA

NOTIFICATIONS

Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions (effective July 27, 2006), Serbian residents may freely acquire Shares under the Plan, however, the National Bank of Serbia generally requires reporting of the acquisition of such Shares, the value of the Shares at payment and, on a quarterly basis, any changes in the value of the underlying Shares. The Grantee is advised to consult with a personal legal advisor to determine his or her reporting obligations upon the acquisition of Shares under the Plan as such obligations are subject to change based on the interpretation of applicable regulations by the National Bank of Serbia. The Corporation reserves the right to require the Grantee to report details of the sale of his or her Shares to the Corporation or to follow such other procedures as may be established by the Corporation to comply with applicable exchange control regulations.

SLOVAK REPUBLIC

There are no country-specific provisions.

RETENTION PERFORMANCE AWARD GRANT FORM – May 2012

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